Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2006

MANCHESTER, CT – July 27, 2006 — LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2006.

Net sales for the second quarter ended June 30, 2006 were $83.4 million compared with $81.5 million for the same period in 2005. Net income for the quarter was $2.5 million, or $.15 per diluted share, compared with $2.1 million, or $.13 per diluted share, for the second quarter of 2005. Year-to-date earnings per share increased to $.27 per diluted share on net sales of $165.6 million from $.17 per diluted share on net sales of $154.0 million for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006 was $4.4 million compared with $2.7 million for the comparable period in 2005.

Gross margin on net sales for the second quarter of 2006 increased to 22.6 percent from 21.2 percent in the same quarter of 2005. This increase was primarily attributable to gross margin improvements by the Thermal/Acoustical segment, partially offset by lower gross margins for the Filtration/Separation segment.

Selling, product development and administrative expenses were $14.5 million, or 17.3 percent of net sales, for the second quarter ended June 30, 2006 compared with $13.4 million, or 16.5 percent, for the same quarter of 2005. Contributing to the increase in the current quarter compared with 2005 was higher incentive compensation expense of $0.6 million and severance expense of $0.2 million.

Effective June 30, 2006, Lydall froze all accrued pension benefits for its U. S. employees under defined benefit plans not covered under a collective bargaining agreement and increased its 401(k) match. As a result, pension expense was $0.4 million less in the current quarter compared with the same quarter a year ago.

Net cash provided by operating activities was $9.3 million for the second quarter of 2006 compared with $7.4 million in the second quarter of 2005.

David Freeman, President and Chief Executive Officer, commented, “I’m pleased with Lydall’s overall progress this quarter. All segments recorded sales growth, and the Thermal/Acoustical Segment as well as Other Services and Products posted gross margin improvements. In the Filtration/Separation segment, increased sales of liquid filtration products were countered by lower sales of air filtration products.

“Our Lydall Lean Six Sigma program continues to show tangible results. Although we see progress throughout the organization, our automotive operations in particular have benefited from these efforts.”

Segment Information

Thermal/Acoustical – For the second quarter of 2006, Thermal/Acoustical Segment net sales were $57.3 million compared with $56.2 million for the second quarter of 2005. The increase in segment net sales, compared with the same quarter last year, was attributable to higher sales of automotive parts as well as passive thermal products, primarily used in heating, ventilating and air conditioning systems and appliances. These increases, however, were partially offset by lower sales of automotive tooling and active thermal products. Operating income increased by $1.5 million in the current quarter compared with the same quarter of 2005 principally due to improved gross margin percentages and higher sales volume.

Filtration/Separation – Filtration/Separation segment net sales were $18.5 million in the current quarter compared with $18.2 million in the same period last year. Increased sales of Vital Fluids products and liquid filtration media were partially offset by lower sales of air filtration products. Operating income was $0.8 million for the second quarter of 2006 compared with $1.9 million for the comparable quarter of 2005. Operating income for the quarter was impacted by inventory obsolescence and a quality issue in the Vital Fluids’ business that resulted in charges aggregating approximately $0.5 million. In addition, operating income was negatively impacted by severance expense of $0.2 million in the current period.

Conference Call

Lydall will host a conference call today at 10:00 a.m. EDT to discuss its second quarter ended June 30, 2006 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 888-515-2880 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2005 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 53 percent of Lydall’s 2006 year-to-date sales, dependence on large customers, pricing for automotive products, unforeseen changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, the timing and performance of new-product introductions, and compliance with environmental laws and regulations can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

Lydall, Inc. News Release

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$83,445	$81,474	$165,633	$153,995
Cost of sales	64,599	64,163	128,855	120,604

Gross margin	18,846	17,311	36,778	33,391
Selling, product development and administrative expenses	14,456	13,406	28,966	28,109

Operating income	4,390	3,905	7,812	5,282
Interest expense	422	502	877	832
Other expense (income), net	46	140	(17)	190

Income before income taxes	3,922	3,263	6,952	4,260
Income tax expense	1,449	1,171	2,567	1,525

Net income	$2,473	$2,092	$4,385	$2,735

Basic earnings per common share	$0.15	$0.13	$0.27	$0.17
Diluted earnings per common share	$0.15	$0.13	$0.27	$0.17

Weighted average common shares outstanding	16,138	16,067	16,138	16,064
Weighted average common shares and equivalents outstanding	16,197	16,137	16,193	16,148

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Sales

Thermal/Acoustical	$57,270	$56,196	$113,627	$103,995
Filtration/Separation	18,504	18,194	36,881	35,689
Other Products and Services	8,315	7,818	16,383	15,577
Reconciling Items	(644)	(734)	(1,258)	(1,266)

Consolidated Totals	$83,445	$81,474	$165,633	$153,995

Operating Income

Thermal/Acoustical	$6,631	$5,134	$12,878	$9,003
Filtration/Separation	843	1,913	1,801	3,820
Other Products and Services	1,036	718	1,599	1,307
Corporate Office Expenses	(4,120)	(3,860)	(8,466)	(8,848)

Consolidated Totals	$4,390	$3,905	$7,812	$5,282

Financial Position

In thousands except ratio data

	June 30, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$2,923	$2,162
Working capital	$59,404	$57,705
Total debt	$24,314	$33,441
Stockholders’ equity	$155,029	$143,229
Total capitalization	$179,343	$176,670
Current ratio	2.41	2.42
Total debt to total capitalization	0.14	0.19

Cash Flows

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$9,326	$7,393	$14,487	$8,058
Net cash used for investing activities	$(2,070)	$(3,267)	$(4,029)	$(8,683)
Net cash (used for) provided by financing activities	$(6,685)	$(4,064)	$(9,909)	$691
Depreciation and amortization	$3,933	$3,846	$7,860	$7,542
Capital expenditures	$2,070	$3,267	$4,029	$8,683

Common Stock Data

Quarter Ended June 30,

	2006	2005
High	$9.79	$11.12
Low	$8.62	$7.94
Close	$9.22	$8.62

During the second quarter of 2006, 1,164,400 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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